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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-95753

                                  SYBASE, INC.

                        SUPPLEMENT DATED AUGUST 27, 2001
                        TO PROSPECTUS DATED JUNE 26, 2000

        The purpose of this Supplement dated August 27, 2001, is to update certain information contained in the table under the heading "Selling Stockholders" on pages 17 through 20 of the Prospectus dated June 26, 2000, as supplemented on August 21, 2000, as supplemented on December 14, 2000, as supplemented on February 20, 2001, and as supplemented on June 21, 2001. A copy of the Prospectus has been attached to this Supplement. Our common stock is listed on the New York Stock Exchange under the symbol "SY." On August 27, 2001, the last sale price of our common stock was $13.65 per share.

        We have been advised that 45,449 shares of common stock of Sybase, Inc. covered by the Prospectus were transferred in private transactions from Elizabeth C. Jacobsen to the Eric T. and Elizabeth C. Jacobsen Foundation. Accordingly, the information for these shareholders is modified as set forth below. We have been further advised that 1,914 shares beneficially owned by the Anna L. Jacobsen Trust and 609 shares held by the Laura C. Jacobsen Trust have been transferred in private transactions to EEJ Investments, LLC. Accordingly, the information for these trusts is modified, and EEJ Investments, LLC is added as a selling shareholder, as set forth below. Finally, we have been advised that 261 shares held by Curtis Feeny as custodian for each of Dana Feeny, Jennifer Feeny, Eric Feeny and Jessie Feeny have been transferred in private transactions to the 1998 Feeny Family LLC. Accordingly, the information for Curtis Feeny is modified, and the 1998 Feeny Family LLC is added as a selling shareholder, as set forth below.

                                           Shares Of Common                        Shares Of Common
                                          Stock Beneficially                      Stock Beneficially
                                          Owned Prior To This      Shares Of       Owned After This
                                               Offering           Common Stock       Offering(2)
                                          -------------------   Offered By This   ------------------
     Selling Stockholder                    Number    Percent    Prospectus(1)     Number    Percent
     -------------------                  ---------   -------   ---------------    ------    -------
Eric T. Jacobsen and Pell Redmon          1,003,629     1.0%       1,003,629          -         -
Trust Company, trustee for the Eric
T. Jacobsen 2000 Trust and for the
Elizabeth C. Jacobsen 2000 Trust(3)
Eric T. and Elizabeth C. Jacobsen           208,349       *          208,349          -         -
Foundation(4)
Anna L. Jacobsen Trust                       23,600       *           23,600          -         -
Laura C. Jacobsen Trust                       7,508       *            7,508          -         -
EEJ Investments, LLC                          2,523       *            2,523          -         -
Christina Feeny, Curtis Feeny and            19,830       *           19,830          -         -
others(5)
1998 Feeny Family LLC                         1,044       *            1,044          -         -

* Less than 1%

(1) All or portions of the shares listed in this Supplement as offered under the Prospectus may have been sold under the Prospectus prior to the date of this Supplement.

(2) Assumes that all shares offered under the Prospectus will be sold.

(3) Includes 45,449 shares held by Eric T. Jacobsen; 474,492 shares held in the name of Pell Redmon Trust Company, Trustee for the Eric T. Jacobsen 2000 Trust; and 483,688 shares held in the name

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    of Pell Redmon Trust Company, Trustee for the Elizabeth C. Jacobsen 2000
    Trust. Mr. Jacobsen and Ms. Jacobsen disclaim any control over the trusts.

(4) Mr. Jacobsen and Ms. Jacobsen disclaim any control over the foundation.

(5) Includes 6,958 shares held in the name of Christina Feeny and Curtis Feeny, Trustees for 1990 Feeny Family Trust; 3,218 shares held in the name of Curtis Feeny, Custodian for Dana A. Feeny; 3,218 shares held in the name of Curtis Feeny, Custodian for Jennifer A. Feeny; 3,218 shares held in the name of Curtis Feeny, Custodian for Eric C. Feeny; and 3,218 shares held in the name of Curtis Feeny, Custodian for Jessie A. Feeny.

             This Supplement to Prospectus is dated August 27, 2001.